                                                                   EXHIBIT  11.1

                     STATEMENT RE: COMPUTATION OF EARNINGS

                                                  (In thousands, except per share data)

                                                          Twelve Months Ended
                                                                March 31,
                                                       -------------------------
                                                           1997         1996
                                                       ------------ ------------
Primary

   Average common shares outstanding                         22,072       15,363
   Assumed conversion of preferred stock                          0        2,248
   Net effect of common stock equivalents (2)(3)                  0        5,565
                                                       ------------ ------------
   Total shares                                              22,072       23,176
                                                       ============ ============
   Net (loss) income                                       $(45,691)     $16,579
   Adjustments to net (loss) income:
       Reduction of interest expense (net of tax)
          related to assumed retired debt                         0          398
       Increase in interest income (net of tax) from
        assumed investment of excess proceeds in
        short-term paper                                          0          172
                                                       ------------ ------------
   Adjusted net (loss) income                              $(45,691)     $17,149
                                                       ============ ============
   Per share (loss) earnings:
   Net (loss) income                                         $(2.07)     $   .74

Fully Diluted
   Average common shares outstanding                         22,072       15,363
   Assumed conversion of preferred stock                          0        2,248
   Net effect of common stock equivalents (2)(4)                  0        5,677
                                                       ------------ ------------
   Total shares                                              22,072       23,288
                                                       ============ ============
   Net (loss) income                                       $(45,691)     $16,579

   Adjustments to net (loss) income:
       Reduction of interest expense (net of tax)
          related to assumed retired debt                         0            0
       Increase in interest income (net of tax) from
        assumed investment of excess proceeds in
        short-term paper                                          0            0
                                                       ------------ ------------
   Adjusted net (loss) income                              $(45,691)     $16,579
                                                       ============ ============
   Per share (loss) earnings:
   Net (loss) income (1)                                     $(2.07)      $  .71
                                                       ============ ============

(1) This calculation is submitted in accordance with the requirements of Regulation S-K although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

(2) Common stock equivalents include the effect of the exercise of stock options and warrants.

(3) Based on common stock equivalents using the if converted method and average market price.

(4) Based on common stock equivalents using the if converted method and the period-end market price, if higher than the average market price.